Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
Tysons Corner, Virginia	Chairman, Chief Executive Officer
September 9, 2013	703-584-3400

Cardinal Financial Corporation Announces Plans to Acquire

United Financial Banking Companies, Inc.

Tysons Corner, VA. —(Business Wire)— Cardinal Financial Corporation (Nasdaq: CFNL) (“Cardinal” or the “Company”), the holding company of Cardinal Bank, announced today the signing of a definitive merger agreement under which Cardinal will acquire United Financial Banking Companies, Inc. (OTCQB: UFBC) (“UFBC”), the holding company of The Business Bank (“TBB”), for $38.26 per share.

TBB, headquartered in Vienna, Virginia, currently operates eight (8) banking locations in northern Virginia.  As of June 30, 2013, TBB had assets of $331 million, gross loans of $228 million and deposits of $300 million. Based on June 30, 2013 financial statements, the combined organization will have approximately $3.2 billion in assets, $2.1 billion in gross loans held for investment and $2.4 billion in deposits. The merger will solidify Cardinal as the largest community bank headquartered in the northern Virginia market and will be accretive to earnings per share in the first full year.  Harold C. Rauner, TBB’s Chief Executive Officer, will join Cardinal as a regional president of Cardinal Bank at closing.

Cardinal’s Chairman and CEO, Bernard Clineburg said, “We have always held The Business Bank in high regard and Harry as one of the top local bankers.  He has led The Business Bank conservatively resulting in a fundamentally strong balance sheet, with a focus on providing high quality personalized service to its clients. We have looked at a number of potential acquisitions in and outside of our current markets and found that TBB is an excellent fit.  With TBB we will expand our market share, earnings growth and balance sheet.”

TBB’s President and CEO, Harry Rauner said, “Bernard Clineburg and the Cardinal Team have built an organization whose strong fundamentals and great customer service are consistent with our own culture and manner of conducting business.  These factors, the opportunity for growth for our shareholders and our employees, and expanded products and services for our customers made Cardinal a compelling choice.”

The acquisition is expected to close in the first quarter of 2014 and is subject to UFBC shareholder approval, regulatory approval and other conditions set forth in the merger agreement. Pursuant to the terms of the merger agreement, which has been unanimously approved by the Boards of Directors of both companies, UFBC common shareholders will receive 1.154 shares of Cardinal common stock plus $19.13 in cash for each share of UFBC common stock, for an aggregate transaction value of approximately $51.7 million, excluding stock options and warrants.   Subject to the receipt of requisite approvals, UFBC will redeem all of its Small Business Lending Fund preferred stock held by the U.S. Treasury prior to closing.

Raymond James & Associates, Inc. is acting as financial advisor to Cardinal and Sandler O’Neill + Partners, L.P. is acting as financial advisor to UFBC.  LeClairRyan is acting as legal advisor to Cardinal and BuckleySandler, LLP is acting as legal advisor to UFBC.

About Cardinal Financial Corporation

Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.9 billion at June 30, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 28 conveniently located banking offices. Cardinal also operates George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 17 offices throughout the Washington Metropolitan region and Cardinal Wealth Services, Inc., a full-service brokerage company.  The Company’s stock is traded on the NASDAQ Global Select Market (CFNL). For additional information please visit Cardinal’s Web site at www.cardinalbank.com or call (703) 584-3400. The information on Cardinal’s Web site is not, and shall not be deemed, a part of this release or incorporated into other filings Cardinal makes with the Securities and Exchange Commission (“SEC”).

Additional Information

This communication is being made in respect of the proposed merger transaction involving Cardinal Financial Corporation and United Financial Banking Companies, Inc. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Cardinal will file with the SEC a registration statement on Form S-4 that will include a proxy statement/prospectus for the shareholders of UFBC. Cardinal also plans to file other documents with the SEC regarding the proposed merger transaction. UFBC will mail the final proxy statement/prospectus to its shareholders. Before making any voting or investment decision, shareholders and investors are urged to read the proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. The proxy statement/prospectus, as well as other filings containing information about Cardinal, will be available without charge at the SEC’s Internet site (http://www.sec.gov).

Forward-Looking Statements

This communication contains forward-looking statements with respect to the proposed merger and the timing of consummation of the merger that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates”, “projects”, “intends”, “estimates”, “expects”, “believes”, “plans”, “may”, “will”, “should”, “could” and other similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements. The following factors, among others, could cause actual results to differ materially and adversely from such forward-looking statements: (1) the business of Cardinal and UFBC may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of UFBC may fail to approve the merger; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Cardinal and UFBC are engaged; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; and (9) competition from other financial services companies in Cardinal’s and UFBC’s markets could adversely affect operations.

Cardinal and UFBC caution that the foregoing list of factors is not exclusive.  All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Cardinal or UFBC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.  Cardinal and UFBC do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.